Exhibit 99.2

January 7, 2020

SeaSpine Prices Public Offering of Common Stock

CARLSBAD, CA. (January 7, 2020) – SeaSpine Holdings Corporation (NASDAQ: SPNE) (“SeaSpine” or the “Company”), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced the pricing of its previously announced underwritten public offering of 6,800,000 shares of its common stock at a public offering price of $12.50 per share. The gross proceeds to SeaSpine, before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $85.0 million. The offering is expected to close on or about January 10, 2020, subject to customary closing conditions.

Piper Sandler & Co. and Canaccord Genuity LLC are acting as joint book-running managers, SunTrust Robinson Humphrey, Inc. is acting as lead manager and BTIG, LLC and Ladenburg Thalmann & Co. Inc. are acting as co-managers for the offering. SeaSpine has granted the underwriters a 30-day option to purchase up to an additional 1,020,000 shares at the public offering price, less underwriting discounts and commissions.

SeaSpine intends to use the net proceeds from this offering for working capital and other general corporate purposes.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 22, 2019. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com; or from Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (617) 371-3900, or by email at prospectus@cgf.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT SEASPINE

SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about SeaSpine that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations regarding its capital raising efforts, including the closing of the public offering, the underwriters’ exercise of their option to purchase additional shares and the Company’s intended use of proceeds. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, which could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; unexpected expense and delay, including as a result of developing and supporting the launch of new products, the fact that newly launched products may require substantial additional development activities, which could introduce further expense and delay, or as a result of obtaining regulatory clearances; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth, including as a result of its inability to obtain funding on a timely basis on acceptable terms, or at all; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad, as well as other risks and uncertainties described under the “Risk Factors” contained in the Company’s periodic and interim SEC reports, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and its Current Reports on Form 8-K filed from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations Contact

Leigh Salvo

(415) 937-5402

ir@seaspine.com